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                                                                 Exhibit 6(a)


                        Amended Articles of Incorporation of

                        THE FRANKLIN LIFE INSURANCE COMPANY

                                  (April 3, 1968)


                                   C H A R T E R

                                     ARTICLE  I

The name of this corporation shall be The Franklin Life Insurance Company.

                                A R T I C L E  I I

The principal office of this corporation shall be located at Springfield, in the County of Sangamon, and State of Illinois.

                                A R T I C L E  I I I

SECTION 1. The corporate powers of this corporation shall be vested in and exercised by a Board of not less than three (3) nor more than twenty-one (21) Directors (as may be determined by the Bylaws of the Company), a majority of whom shall be citizens of the State of Illinois at the time of their election and by such officers, agents, and employees as such Board of Directors may from time to time elect or appoint and empower.

SECTION 2. Vacancies in the Board of Directors may be filled for the unexpired term by the stockholders at a duly convened meeting thereof.

                                 A R T I C L E  I V

SECTION 1. The capital of this corporation shall be $60,000,000 divided into 30,000,000 shares of the par value of Two Dollars ($2.00) each, consisting of 19,098,048 shares of the par value of Two Dollars ($2.00) each, in the amount of $38,196.096 issued and outstanding and 10,901,952 shares of the par value of Two Dollars ($2.00) each, in the amount of $21,803,904 to be issued at such times and in such amounts as

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the Board of Directors shall determine and received authority of the Director of Insurance of the State of Illinois so to do, pursuant to the provisions of
Section 32, Article II, of the Illinois Insurance Code, as amended by an act approved July 17, 1959. There shall be no preemptive rights to subscribe to a proportionate interest in the authorized but unissued shares of the capital stock of this corporation authorized by the Board of Directors to be issued for the purpose of acquiring capital stock of other corporations and also for the purpose of acquiring assets of other corporations.

SECTION 2. Any surplus arising from participating policies issued prior to July 5, 1929, shall be ascertained from time to time and be retained by the Company for the use and benefit of such policies according to their terms.

                                  A R T I C L E  V

The Board of Directors shall adopt Bylaws for the Government of this corporation and may amend, alter, or repeal the same from time to time as may be deemed necessary or expedient.

                                 A R T I C L E  V I

The objects and purposes of this corporation are (a) to make insurance upon the lives of persons and every insurance appertaining thereto or connected therewith, and to grant, purchase, or dispose of annuities, and (b) to make insurance against bodily injury, disablement or death by accident and against disablement resulting form sickness or old age and every insurance appertaining thereto, pursuant to the provisions of the laws of the State of Illinois, and to issue policies therefor upon the participating or non-participating plan or both, upon such terms and conditions as the Board of Directors may from time to time authorize.

                               A R T I C L E  V I I

The manner of conducting this corporation shall be upon the stock plan and in all stockholders' meetings each stockholder may cast one vote in person or by proxy for each share of stock owned by him on all matters coming before any such meeting.

                              A R T I C L E  V I I I

The Charter of this corporation shall be perpetual.

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     George E. Hatmaker, President, and Henry J. Merriam, Secretary,
respectively, of The Franklin Life Insurance Company, of Springfield, Illinois hereby certify that the foregoing is a true copy of the Articles of Incorporation of said Company, as amended by the stockholders of said Company, on April 3, 1968.

     WITNESS our hands and seal of said Company this 3rd day of April, 1968.


(SEAL)                                  /S/ George E. Hatmaker
                                        ----------------------
                                             President

                                        /s/ Henry J. Merriam
                                        --------------------
                                             Secretary